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                                  EXHIBIT 11.1

                     LOMAK PETROLEUM, INC. AND SUBSIDIARIES

                       Computation of Earnings Per Common
                          and Common Equivalent Shares
                      (In thousands, except per share data)

                                                                       Three Months Ended June 30,
                                                                  --------------------------------------
                                                                        1995                 1996
                                                                  -----------------    -----------------
Average shares outstanding                                             11,901                14,486

Net effect of conversion of warrants and stock options                    174                   476
                                                                     --------               -------

Total primary and fully diluted shares                                 12,075                14,962
                                                                     ========               =======


Net income                                                           $  1,026               $ 2,780


Less preferred stock dividends                                            (94)                 (609)
                                                                     --------               -------

Net income applicable to common shares                               $    932               $ 2,171

                                                                     ========               =======

Earnings per common share                                            $    .08               $   .15
                                                                     ========               =======

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